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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: The Nevis Fund, Inc.

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

      1119 St. Paul Street
      Baltimore, Maryland  21202

Telephone Number (including area code):  (410) 385-2645

Name and address of agent for service of process:

      David R. Wilmerding, III
      President
      The Nevis Fund, Inc.
      1119 St. Paul Street
      Baltimore, Maryland  21202

     With a copy to:

      Alan C. Porter, Esquire
      Piper & Marbury L.L.P.
      1200 Nineteenth Street, N.W.
      Washington, D.C.  20036

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     Yes [X]  No [_]
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     Pursuant to the requirements of the Investment Company Act of 1940, the
Registrant has caused this notification to be duly signed on its behalf in the city of Baltimore and State of Maryland on the 25th day of February, 1998.

ATTEST                             THE NEVIS FUND, INC.

JULIE POSATO                       BY:  /S/DAVID R. WILMERDING, III
--------------------                    --------------------------------
                                        DAVID R. WILMERDING, III
                                        PRESIDENT